AMENDMENT NUMBER THREE

TO THE

PAUL MUELLER COMPANY
NONCONTRACT EMPLOYEES RETIREMENT PLAN

(As Restated Effective January 1, 2000)

Section 16.01 of the Paul Mueller Company Noncontract Employees Retirement Plan (the "Plan") provides that the Board of Directors of the Company may amend the Plan at any time and for any reason.  In accordance with the provisions of that Section, the Plan is hereby amended as follows:

1.

The first paragraph of Section 1.12 is revised to read as follows:

"Compensation" shall mean a Participant's regular, monthly rate of pay from his or her Employer as of the first day of each month, including any amount excludable from the Participant's taxable income under Code Sections 125, 132(f)(4), or 401(k), increased by any Included Commissions allocable to that month, but excluding any overtime pay, bonuses, commissions (other than Included Commissions), severance pay, and all other forms of special remuneration.  In the case of a Participant whose regular rate of pay is expressed on a weekly basis, the Committee shall determine a monthly rate of pay by multiplying such weekly rate by 52/12.  In the case of a Participant whose regular rate of pay is expressed on an hourly basis, the Committee shall determine a monthly rate of pay by multiplying such hourly rate by 40, and then multiplying the result by 52/12.  Each Participant's Compensation shall be subject, however, to the following limitations:

2.	The following new Section 1.26A is inserted immediately after the existing Section 1.26:
1.26A

"Included Commissions" shall mean commissions on sales of certain product lines, or under other circumstances, as determined by the Company from time to time and specifically included in this Plan's definition of "Compensation" under a written program maintained by the Company.  In no event shall a Participant's total Included Commissions for a Plan Year exceed 25% of the Participant's Compensation for that Plan Year (exclusive of all Included Commissions), as defined in the first paragraph of Section 1.12.  This 25% limitation shall be applied as follows:

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(a)

By determining the sum of all commissions described in the first sentence of this Section 1.26A that were paid to a Participant during a Plan year (as reflected on the Participant's IRS Form W-2, and without regard to the Plan Year in which they were earned);

(b)	Dividing the sum determined under Subsection (a) by the number of whole or partial months the Participant was employed by the Company during that Plan Year; and
(c)

Allocating to each such month in that Plan Year the portion of the amount determined under Subsection (b) that does not exceed 25% of the Participant's Compensation for that month (exclusive of all Included Commissions).

The changes made by this Amendment shall be effective as of January 1, 2004.

IN WITNESS WHEREOF, Paul Mueller Company has caused this Amendment to be duly executed on its behalf this 30th day of October, 2003.

PAUL MUELLER COMPANY

		By:	/S/ DANIEL C. MANNA
		Title:	PRESIDENT & CEO
ATTEST:
By:	/S/ DONALD E. GOLIK
Title:	SENIOR VICE PRESIDENT & CFO

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